Exhibit 99.2
[Midway Games Limited Letterhead]
M E M O R A N D U M

To:	Martin Spiess

From:	Matt Booty

Date:	April 8, 2008

Re:	Terms of Your Employment

The purpose of this memo is to document our understanding regarding modifications to your terms of employment with Midway Games Limited (the “Company”). We have agreed as follows:
If the Company terminates your employment without cause you will be entitled to a separation payment equal to nine (9) months’ salary following your termination (this payment would be in addition to the three (3) months’ notice of termination (or pay in lieu of notice) to which you are otherwise entitled). Any such separation amount would be based upon your base annual salary upon the date of termination and would be paid to you in normal payroll intervals.
This memo replaces and supersedes all previous schemes or plans of the Company under which you may be entitled to receive separation payments. In addition, this memo supersedes and replaces any and all prior and contemporaneous agreements with respect to separation payments, whether written or oral, between the Company or its affiliates and you, including, without limitation, the separation payments referenced in the letter offering you employment with the Company.
* * *
If you agree that this memo accurately reflects our understanding, please so indicate by signing below.

Accepted and agreed:	/s/ Martin Spiess

Martin Spiess

Dated:	April 9, 2008